Exhibit 99-1

ENERGY EAST CORPORATION ANNOUNCES 2007 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

Portland, ME, February 28, 2008, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share, basic for the 12 months ended December 31, 2007, were $1.62 while earnings per share, basic for the quarter ended December 31, 2007, were 47 cents.

Earnings per share, basic for the 12 months ended December 31, 2007, decreased 15 cents as compared to earnings per share, basic for the 12 months ended December 31, 2006, of $1.77.

Major factors in the year over year earnings decline included:

    Electric margins that declined 40 cents primarily as a result of an adverse electric rate decision by the New York Public Service Commission for New York State Electric & Gas Corporation, which became effective January 1, 2007.
    Higher average shares outstanding as a result of the issuance of 10 million shares of common stock in the spring of 2007 that lowered earnings per share 9 cents.
    Merger-related costs that totaled 6 cents per share.

Those items were partially offset by:

    Lower interest costs that added 13 cents.
    Lower income taxes of 14 cents, reflecting actual 2006 tax expense as filed and favorable variances in recurring flow-through items.
    Lower storm and bad debt costs that improved earnings 11 cents and 5 cents, respectively.

Earnings per share, basic for the fourth quarter of 2007 were 6 cents lower than fourth quarter 2006 earnings of 53 cents per share. The decrease was primarily due to lower electric margins of 12 cents per share, partially offset by higher natural gas margins of 7 cents per share.

Consolidated Statements of Income and Energy Distribution and Weather Statistics are presented on the following pages.

On February 29, 2008, Energy East will file its Form 10-K with the Securities and Exchange Commission. The Form 10-K will contain additional details regarding 2007 financial results and will be available on Energy East's website: www.energyeast.com. Shareholders may obtain a free copy of our Form 10-K by contacting Investor Relations.

About Energy East:

Energy East is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally friendly manner, Energy East will continue to be a valuable asset to the communities we serve.
Contact:	Investor Relations Energy East 207-688-4386

Energy East Corporation
Consolidated Statements of Income

	Three Months		Twelve Months

Period Ended December 31,	2007	2006	2007	2006

(Thousands, except per share amounts)
Operating Revenues
Utility	$1,205,118	$1,208,441	$4,652,783	$4,720,638
Other	139,541	123,434	525,325	510,027

Total Operating Revenues	1,344,659	1,331,875	5,178,108	5,230,665

Operating Expenses
Electricity purchased and fuel used in generation
Utility	323,174	333,915	1,441,000	1,467,068
Other	90,966	84,715	363,793	353,402
Natural gas purchased
Utility	321,504	300,079	1,116,092	1,079,980
Other	28,203	18,429	90,418	79,472
Other operating expenses	221,876	206,335	842,996	796,350
Maintenance	44,425	64,776	175,618	218,499
Depreciation and amortization	71,129	73,183	277,490	282,568
Other taxes	63,952	59,209	255,680	249,834

Total Operating Expenses	1,165,229	1,140,641	4,563,087	4,527,173

Operating Income	179,430	191,234	615,021	703,492
Other (Income)	(9,155)	(18,943)	(38,884)	(46,126)
Other Deductions	3,603	4,098	11,483	24,578
Interest Charges, Net	71,032	78,144	275,938	308,824
Preferred Stock Dividends of Subsidiaries	282	282	1,128	1,129

Income Before Income Taxes	113,668	127,653	365,356	415,087
Income Taxes	40,197	50,359	114,058	155,255

Net Income	$73,471	$77,294	$251,298	$259,832

Earnings per Share, basic	$.47	$.53	$1.62	$1.77

Earnings per Share, diluted	$.46	$.53	$1.61	$1.76

Dividends Declared per Share	$.31	$.30	$1.21	$1.17

Average Common Shares Outstanding, basic	157,221	147,010	154,801	146,962

Average Common Shares Outstanding, diluted	158,279	147,809	155,805	147,717

Energy East Corporation
Energy Distribution Statistics

	Three Months			Twelve Months

Periods Ended December 31,	2007	2006	% change	2007	2006	% change

Electricity (thousands of megawatt-hours)
Residential	3,115	3,085	1%	12,439	12,142	2%
Commercial	2,416	2,315	4%	10,036	9,618	4%
Industrial	1,849	1,819	2%	7,298	7,235	1%
Other	587	567	4%	2,300	2,227	3%

Total retail	7,967	7,786	2%	32,073	31,222	3%
Wholesale	1,859	2,179	(15%)	7,241	9,318	(22%)

Total	9,826	9,965	(1%)	39,314	40,540	(3%)

Natural Gas (thousands of dekatherms)
Residential	23,246	20,584	13%	78,061	70,637	11%
Commercial	7,455	6,443	16%	25,687	23,904	7%
Industrial	1,040	952	9%	3,591	3,526	2%
Other	3,502	3,449	2%	13,340	12,891	3%
Transportation of customer-owned gas	20,539	20,244	1%	77,671	77,253	1%

Total retail	55,782	51,672	8%	198,350	188,211	5%
Wholesale	858	19	NM	1,753	110	NM

Total	56,640	51,691	10%	200,103	188,321	6%

NM = Not meaningful

Energy East Corporation
Weather Statistics

	Three Months			Twelve Months

Periods ended December 31,	2007	2006	Normal	2007	2006	Normal

New York
Heating degree days	2,192	1,951	2,380	6,595	5,991	6,974
(Warmer) colder than prior year	12%			10%
(Warmer) colder than normal	(8%)			(5%)
Cooling degree days	NM	NM	NM	653	562	492
(Cooler) warmer than prior year	NM			16%
(Cooler) warmer than normal	NM			33%

New England
Heating degree days	2,041	1,790	2,177	6,145	5,447	6,315
(Warmer) colder than prior year	14%			13%
(Warmer) colder than normal	(6%)			(3%)
Cooling degree days	NM	NM	NM	409	444	388
(Cooler) warmer than prior year	NM			(8%)
(Cooler) warmer than normal	NM			5%

NM = Not meaningful